EXHIBIT 99.1

PEMSTAR Reports Fiscal Fourth Quarter and

Full Year 2005 Results

Announces Initiatives to Improve Future Operations and Financial Performance

ROCHESTER, Minn. — May 24, 2005 – PEMSTAR Inc. (Nasdaq: PMTR), a leading provider of global engineering, product design, manufacturing and fulfillment services to technology, industrial and medical companies, today announced financial results for its fiscal 2005 fourth quarter and full year ended March 31, 2005.

Revenue for the three months ended March 31, 2005 decreased to $150.4 million, compared to $186.1 million in the same quarter a year ago. This was due to the planned transition out of certain consumer business and weaker semi-conductor capital equipment orders. The year ago period also includes revenues from manufacturing sites that have since been closed. Revenue for the fiscal year ended March 31, 2005 increased to $689.9 million, as compared with $669.4 million for the fiscal year ended March 31, 2004. The revenue growth was led by growth in semi-conductor capital equipment business.

Net loss for the fiscal fourth quarter ended March 31, 2005 was $(12.3) million or $(0.27) per share, compared to net loss of $(3.3) million or $(0.07) per share in the same quarter a year ago. The increased net loss resulted from a $9.8 million decrease in gross profit compared to the prior year period due to decreased sales resulting in lower capacity utilization. Results for the fourth quarter also include one time adjustments for certain Americas locations and to engineering operations of $4.3 million or $(0.09) per share, including adjustments to estimated unbilled services of $(0.06) and accounts receivable and inventory reserves of $(0.03). Net loss for the full year ended March 31, 2005 was $(33.7) million or $(0.75) per share, compared to net loss of $(25.3) million or $(0.60) per share for the full year ended March 31, 2004. Results for the full year 2005 include one-time restructuring charges totaling $5.2 million or $(0.11) per share. The prior year net loss, as restated, included restructuring charges of $8.0 million or $(0.19) per share. There was a $16.2 million decline in second half gross profit performance due to lower sales resulting in lower capacity utilization in fiscal 2005 versus fiscal 2004, which the company is addressing as noted below.

Excluding the above-mentioned one time adjustments totaling $(0.09) per share, the adjusted net loss for the fiscal fourth quarter of 2005, was $(8.0) million or $(0.18) per share, which is in-line with prior guidance. The adjusted net loss for the fiscal year ended March 31, 2005, excluding charges for restructuring of $5.2 million, accounts receivable and inventory reserves of $7.5 million, was $(25.1) million or $(0.56) per share.

Al Berning, Chairman and CEO of PEMSTAR stated, “Fiscal year 2005 has been a transition year for PEMSTAR. Our focus, while taking restructuring actions over the past 12 months, has been on maintaining our ability to support and service our customers globally by strengthening the performance of our core operations.”

Roy Bauer, PEMSTAR’s President and COO added, “We are taking actions over the next 6 months to optimize our cost structure, capacity and engineering organization in the Americas. This will result in the reduction of 100,000 square feet from our San Jose facility and one consolidated Americas engineering team. PEMSTAR’s San Jose operation will now be a center for new customer product introductions and prototype builds. We are also reviewing options for our Mexico operation, which would likely include a sale or downsizing, thereby eliminating additional excess capacity. New manufacturing opportunities, requiring lower costs structures, will be shifted to our other low cost facilities around the world. Finally, we are further reducing our SG&A costs with a planned 6% reduction of our domestic workforce. Taken together, our planned actions position PEMSTAR to better capitalize on our core capabilities geared towards engineering services and high complexity manufacturing, while making us stronger and better able to service our key customers.”

Greg Lea, PEMSTAR’s Executive Vice President and CFO commented, “The planned restructuring actions we are currently taking are expected to significantly improve our competitive position and financial model. Once completed, we expect that these actions, along with our other cost containment initiatives currently being implemented, will reduce our operating expense structure by approximately $4 to $5 million per quarter giving PEMSTAR increased operating leverage and putting us on track to achieve profitability. As a result of our planned restructuring activities, we expect to take a charge of approximately $14 to $18 million over the next two quarters. Based on 2005 actions and expected 2006 reductions, we estimate removing approximately 425,000 square feet of manufacturing capacity from our global operations, leaving us with 1,151,000 square feet worldwide. By the end of the second quarter of fiscal 2006 we will have reduced our workforce in the Americas by 20 percent over that eighteen month period.”

Business Update

During the fourth quarter of fiscal 2005, sales to the industrial sector accounted for 41.5% of net sales; computing and data storage was 28.9 % of net sales; communications was 26.0% of net sales; and medical was 3.6% of net sales.

Accounts receivable at March 31, 2005 was $102.5 million with days sales outstanding (DSO) of 61, compared with $124.9 million in accounts receivable with DSO of 64 at December 31, 2004. Net inventories of $73.4 million as of March 31, 2005 with a turn rate of 8.0 times, compared with $84.0 million at December 31, 2004 and a turn rate of 8.2 times. PEMSTAR’s cash cycle remained at the December quarter’s level of 52 days. Cash generated from operations was $23.0 million in the fourth quarter and $25.3 million for fiscal 2005 primarily due to improved working capital management. The cash balance at March 31, 2005, was $26.0 million, compared to $18.4 million at December 31, 2004. Liquidity, defined as worldwide cash plus available domestic borrowing, stood at $48.9 million.

Debt as of March 31, 2005, was $98.1 million, compared to $104.2 million in the quarter ended December 31, 2004. This decrease was due to reduced borrowings under PEMSTAR’s domestic and Asia credit facilities. Debt is calculated as debt plus capital leases, including current maturities in both cases.

Al Berning further commented, “Despite a challenging business environment we remain optimistic about our prospects in 2006 and we expect to derive the incremental benefits from our restructuring actions starting in the fiscal second quarter. By eliminating the less strategic, underperforming parts of our business, PEMSTAR will now be a leaner, more efficient company with improved capacity utilization levels and the ability to achieve improved financial performance. In addition, we continue to win important new programs from both new and existing customers like the Airbus A380 project and the General Dynamics’ Land Warrior program funded by the U.S. Army this past February. PEMSTAR plays an important role in these programs. Customers continue to value our focus on product development, test, automation services and high complexity manufacturing, which differentiates us.”

Fiscal 2006 First-Quarter Outlook

The following forward-looking statements are based on current expectations, and today’s economic uncertainties make it difficult to project results going forward. PEMSTAR currently expects net sales in the fiscal 2006 first quarter ending June 30, 2005, of $160 million to $170 million, and a net loss of $(0.10) to $(0.15) per share, as the company’s restructuring improvements are not fully implemented until the second quarter. As is the company’s practice, this guidance excludes reserves to adjust capacity to market conditions and customer demands, along with further restructuring charges referred to above.

Use of Non-GAAP Measures

From time to time management uses financial measures which do not reflect “generally accepted accounting principles” (GAAP) in analyzing PEMSTAR’s operating performance, and believes that these non-GAAP measures may assist investors in analyzing the underlying trends in PEMSTAR’s business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this press release, PEMSTAR has reported a non-GAAP measure called “adjusted net income” for the fiscal year and quarter ended March 31, 2005, which excludes certain restructuring charges, adjustments made to create accounts receivable and inventory reserves and fourth quarter adjustments to estimated unbilled services. Management uses the adjusted net income measures in its internal analysis and review of operational performance, and for providing guidance to investors. Management believes that this adjusted net income measure provides investors with useful information in comparing PEMSTAR’s performance over different periods, particularly when comparing this period to periods in which PEMSTAR did not incur some or all of the charges and adjustments described above. By using this non-GAAP measure management believes that investors get a better picture of the performance of PEMSTAR’s underlying business. Management encourages investors to review PEMSTAR’s net income prepared in accordance with GAAP to understand its performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on PEMSTAR’s financial results.

Investor Conference Call / Webcast Details

PEMSTAR will host a live Webcast to review fiscal 2005 fourth-quarter results today, Tuesday, May 24, at 4:00 p.m. CT (5:00 p.m. ET). To access the Webcast, go to the investor relations portion of PEMSTAR’s Web site, www.pemstar.com, and click on the Webcast icon. A replay of the Webcast will be available on PEMSTAR’s Web site for one month.

If you do not have access to the Internet and want to listen to an audio replay of the conference call, phone 800-633-8284 (domestic), or 402-977-9140 (international), access number 21247992. The telephone replay will be available beginning at 6:00 p.m. CT on Tuesday, May 24, through 6:00 p.m. CT on Thursday, May 26.

About PEMSTAR

PEMSTAR Inc. (www.pemstar.com) provides a comprehensive range of engineering, product design, manufacturing and fulfillment services to customers on a global basis through facilities strategically located in the Americas, Asia and Europe. The company’s service offerings support customers’ needs from product development and design, through manufacturing to worldwide distribution and aftermarket support. PEMSTAR has over one million square feet in 14 locations worldwide.

This press release may contain “forward-looking” statements. These forward-looking statements, including statements made by Mr. Berning, Mr. Bauer and Mr. Lea, may contain statements of intent, belief or current expectations of PEMSTAR Inc. and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the potential results discussed in the forward-looking statements. In addition to factors discussed above, risks and uncertainties that may cause such differences for PEMSTAR include but are not limited to: recession or decline in economic conditions; rumors or threats of war; actual conflicts or trade disruptions; trade disruptions resulting from world health alerts or actual disease outbreaks; changes in demand for electronics manufacturing services; changes in demand by major customers due to cancellations, reductions or delays of orders; shortages or price fluctuations in component parts; difficulties managing expansion and integrating acquired businesses; increased competition; the courts’ failure to approve the class action and derivative settlements and other risk factors listed from time to time in PEMSTAR’s Securities and Exchange Commission filings, including but not limited to risks as included in Exhibit 13.1 of PEMSTAR’s Annual Report on Form 10-K for the fiscal year ended March 31, 2004, as amended, and in PEMSTAR’s Quarterly Reports on Form 10-Q filed since March 31, 2004.

Contacts:

Greg S. Lea

PEMSTAR Inc.

Executive Vice President & Chief Financial Officer

Phone: 507-292-6941

Email: greg.lea@pemstar.com

David Pasquale

The Ruth Group

Executive Vice President

Phone: 646-536-7006

Email: dpasquale@theruthgroup.com

PEMSTAR Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,		Year Ended March 31,
	2005	2004	2005	2004
Net sales	$150,446	$186,050	$689,916	$669,446
Cost of goods sold	145,905	171,693	652,018	626,832

Gross profit	4,541	14,357	37,898	42,614

Selling, general and administrative expenses	15,876	15,155	60,593	52,413
Restructuring costs	38	295	5,205	7,961

Operating loss	(11,373)	(1,093)	(27,900)	(17,760)

Other expense (income)-net	(73)	91	(928)	(794)
Interest expense	2,166	1,893	8,162	7,815

Loss before income taxes	(13,466)	(3,077)	(35,134)	(24,781)

Income tax (benefit) expense	(1,153)	203	(1,397)	503

Net loss	$(12,313)	$(3,280)	$(33,737)	$(25,284)

Basic and diluted loss per common share:	$(0.27)	$(0.07)	$(0.75)	$(0.60)

Shares used in computing net loss per common share:	45,173	45,119	45,154	42,002

PEMSTAR Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	March 31, 2005	March 31, 2004
Assets
Current assets:
Cash and equivalents	$26,038	$9,832
Accounts receivable, net	102,516	127,823
Recoverable income taxes	1,248	870
Inventories	73,402	93,661
Unbilled services	8,078	11,547
Deferred income taxes	953	63
Prepaid expenses and other	10,657	14,810

Total current assets	222,892	258,606

Property, plant and equipment	173,266	167,325
Less accumulated depreciation	(93,169)	(74,204)

	80,097	93,121
Goodwill	33,878	33,878
Deferred income taxes	2,733	2,177
Other assets	4,394	6,351

Total assets	$343,994	$394,133

Liabilities and shareholders’ equity
Current liabilities:
Cash overdraft	$375	$7,130
Revolving credit facilities and current maturities of long-term debt	79,068	68,618
Current maturities of capital lease obligations	453	1,769
Accounts payable	88,543	106,644
Income taxes payable	1,556	631
Accrued expenses and other	27,400	22,925

Total current liabilities	197,395	207,717

Long-term debt, less current maturities	6,560	8,856
Capital lease obligations, less current maturities	11,973	11,867
Other liabilities and deferred credits	2,895	7,384

Shareholders’ equity
Common stock, par value $0.01 per share—authorized 150,000 shares, issued and outstanding 45,178 shares at March 31, 2005 and 45,136 shares at March 31, 2004	452	451
Additional paid-in capital	255,067	255,153
Accumulated other comprehensive income	3,601	3,081
Accumulated deficit	(133,949)	(100,212)
Loans to shareholders	—	(164)

Total shareholders’ equity	125,171	158,309

Total liabilities and shareholders’ equity	$343,994	$394,133

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